Exhibit 4

March 10, 2010

Heritage Oaks Bancorp
545 12th Street
Paso Robles, CA 93446

Re: Board Observation Rights / Management Rights

Gentlemen:

This letter agreement (the “Management Rights Agreement”) will confirm the agreement between Heritage Oaks Bancorp (the “Company”) and Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively referred to herein as the “Purchaser”) pursuant to which the Purchaser will be entitled to the following contractual rights in connection with the Purchaser’s investment in the Company.

Subject to the limitations set forth herein, the Purchaser will be entitled to designate a representative (the “Representative”) to attend meetings of the Boards of Directors of Heritage Oaks Bank and Heritage Oaks Bancorp (the “Boards”) in the capacity of a nonvoting observer and shall be entitled to such representation as long as the Purchaser beneficially owns in the aggregate 6.0% of the issued and outstanding shares of common stock (or shares treated as common stock, specifically including for all purposes of this Management Rights Agreement, shares of Series C Convertible Perpetual Preferred Stock) of the Company or securities convertible into at least 6.0% of the issued and outstanding shares of common stock of the Company upon conversion.  In the event that the Purchaser has related entities and/or wholly or partially-owned subsidiaries that are also investors in the Company in a similar fashion, each related and/or wholly or partially-owned subsidiary must designate, as its Representative, the same managing partner or principal.

The Purchaser will be provided all information distributed to the members of the Boards or their respective committees, quarterly and annual audited and unaudited consolidated financial statements, and copies of all reports required to be filed under applicable law or under the terms of any outstanding debt instrument.  The Purchaser, after appropriate notification of management, may visit and inspect Company (and its subsidiaries’) properties, books and records.  In addition, the Purchaser may consult with management of the Company and its subsidiaries on the Purchaser’s views on matters relating to the operation of the business.

The foregoing rights granted to the Purchaser are subject to the Company’s right to withhold information and to exclude such Representative from any meeting, or portion thereof, but only to the extent (i) reasonably necessary to preserve the Company’s attorney-client privilege, (ii) directly related to a Purchaser’s investment or (iii) the Boards are meeting in other than routine executive session.

The Purchaser agrees that it will not disclose to any third party any information provided to it by the Company hereunder which is not generally available to the public or which is specifically designated by the Company as confidential, except with the prior express approval of the Company’s Chief Executive Officer or the Chairman of the Company’s Board of Directors or as may otherwise be required by applicable law.  The Purchaser shall comply with all federal securities laws in connection with its exercise of its rights under this Management Rights Agreement and its purchases and sales of the Company's securities, and agrees to be bound by the "insider trading" policy of the Company during any period during which it is exercising its rights under this Management Rights Agreement.

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Purchaser’s investments in the Company as "venture capital investments" for purposes of the Department of Labor "plan assets" regulation, 29 C.F.R. §2510.3-101.  In the event the aforementioned rights are not satisfactory for such purpose, the Company and the Purchaser shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

The provisions of this Management Rights Agreement shall survive the closing under that certain Securities Purchase Agreement dated of even date with this Management Rights Agreement, and shall terminate and be of no further force and effect on the date the Purchaser no longer owns, in the aggregate, 6.0% of the issued and outstanding shares of common stock of the Company or securities convertible into at least 6.0% of the issued and outstanding common stock of the Company upon conversion.

The rights described herein shall not be assignable without the written consent of the Company.

The rights granted to the Purchaser hereunder are not in substitution for, and shall not be deemed to be in limitation of, any rights otherwise available to the Purchaser as a holder of securities of the Company or pursuant to any other agreement with the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Management Rights Agreement has been duly executed by the parties set forth below as of the date written above.

“COMPANY”

HERITAGE OAKS BANCORP

By:	/s/ Lawrence P. Ward
Name:	Lawrence P. Ward
Title:	President and Chief Executive Officer

“PURCHASER”
PATRIOT FINANCIAL PARTNERS, L.P.
PATRIOT FINANCIAL PARTNERS PARALLEL, L.P.

By:	/s/ Kirk Wycoff
Name:	Kirk Wycoff
Title:	Managing Partner